UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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NorthWest Indiana Bancorp
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NorthWest Indiana Bancorp

9204 Columbia Avenue

Munster, Indiana 46321

________________________

SUPPLEMENT DATED MAY 7, 2021

TO PROXY STATEMENT FOR

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2021

To Our Shareholders:

Re:         Supplemental Information Regarding Advisory Vote on Compensation of Our Named Executive Officers and Election of Directors

By now you should have received the Notice of Annual Meeting of Shareholders and Proxy Statement (the “Proxy Statement”) of NorthWest Indiana Bancorp (the “Bancorp”) in connection with the Annual Meeting of Shareholders of the Bancorp to be held on May 21, 2021 (the “Annual Meeting”). The information in this document supplements information contained in the Proxy Statement, which was filed with the Securities and Exchange Commission on March 31, 2021. This supplement should be read in conjunction with the Proxy Statement.

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we request your support on Proposal 3 – Advisory Vote on Compensation of Our Named Executive Officers, also known as the “Say on Pay Proposal,” and your vote “FOR” the election of all four Class III director nominees, including Kenneth V. Krupinski, to the Board at the Annual Meeting.

With this proxy statement supplement, we would like to highlight the following updates related to these Annual Meeting proposals:

●

We have eliminated the modified single-trigger cash severance provisions in the employment agreements of our President and Chief Executive Officer and our Executive Chairman. We also eliminated the change-in-control excise tax gross-up provisions in our Executive Chairman’s agreement (our President and Chief Executive Officer’s agreement already did not provide for an excise tax gross-up).

●	Our Board is committed to strong corporate governance, and is actively evaluating the creation of a lead independent director position and the appointment of an individual to fulfill that role.

Background on Proxy Advisory Firm Recommendations

Two leading proxy advisory firms, Glass, Lewis & Co., LLC (“Glass Lewis”) and Institutional Shareholder Services, Inc. (“ISS”), now have issued recommendations on the proposals to be voted on by the Bancorp’s shareholders at the Annual Meeting. Glass Lewis has recommended that shareholders vote “FOR” the Say on Pay Proposal, “FOR” the proposal to ratify BKD, LLP as the Bancorp’s auditors, and “FOR” the election of all the Class III director nominees to serve on the Board, except they have provided a withhold recommendation for one director, Kenneth V. Krupinski. ISS originally recommended that shareholders vote against the Say on Pay Proposal, but recommended a vote “FOR” all of the other voting proposals to be considered at the Annual Meeting, including the election of all Class III director nominees, including Mr. Krupinski. ISS has since changed its analysis and is recommending a vote “FOR” the Say on Pay Proposal. ISS has reaffirmed its “FOR” recommendations on all the other voting proposals.

ISS’ original recommendation on the Say on Pay Proposal was based on a concern over a provision in the employment agreement of one of the Bancorp’s executive officers relating to a triggering event for cash severance payouts. As discussed further below, this concern has now been addressed by the Bancorp, and both ISS and Glass Lewis now recommend a vote “FOR” the Bancorp’s Say on Pay Proposal. In this regard, investors relying on the recommendations of ISS should review the most recent ISS report, because ISS has changed its initial recommendation and is now recommending a vote “FOR” the Say on Pay Proposal.

Glass Lewis’ recommendation regarding the election of Mr. Krupinski is based solely on the absence of a lead independent director for the Bancorp’s Board, and this supplement provides a response to this recommendation. In this regard, the Board, with the guidance and leadership of Mr. Krupinski as Chairman of the Nominating and Corporate Governance Committee, is actively evaluating the creation of a lead independent director position and the appointment of an individual to fulfill that role. Therefore, the Board reiterates its recommendation that shareholders vote “FOR” Mr. Krupinski’s election as a Class III director.

We take the concerns of our shareholders regarding voting proposals, and particularly executive compensation matters reflected in our Say on Pay Proposal, very seriously. In this regard, after careful consideration we have already implemented changes to address the specific issue cited by ISS, as well as other changes to address additional provisions in the employment agreements of our executive officers. We have provided below additional disclosure regarding these changes. For these reasons, we believe it is appropriate and important for you to consider the Bancorp’s disclosures below and support the Board on all proposals, including the Say on Pay Proposal and the election of Kenneth V. Krupinski.

The Bancorp Eliminates Modified Single-Trigger Cash Severance Provisions in Employment Agreements

ISS stated that its initial recommendation against the Say-on-Pay Proposal was due to a modified single-trigger cash severance provision being present in the employment agreement of Benjamin J. Bochnowski, the Bancorp’s President and Chief Executive Officer. Mr. Bochnowski’s employment agreement was similar in form and benefits to the historical agreements of the Bancorp’s previous Chief Executive Officer. In this regard, Mr. Bochnowski’s employment agreement provided that if, among other things, he resigns without good reason within one year after a change of control of the Bancorp or the Bank, he would be entitled to certain severance benefits as specified in the agreement. This is often referred to as a modified “single-trigger” cash severance provision. The amended and restated employment agreement with David A. Bochnowski, the Executive Chairman of the Board of the Bancorp and the Bank, contained a similar modified single-trigger provision.

On May 3, 2021, the Bancorp and the Bank amended the employment agreements of Benjamin Bochnowski and David Bochnowski to eliminate these modified single-trigger provisions. Under the newly amended agreements, the severance benefits payable in connection with a change of control could only be payable if the executive is terminated without cause or the executive resigns for good reason. Going forward, the Bancorp and the Bank do not intend to enter into any employment agreements with “single-trigger” provisions.

Additional Employment Agreement Change to Eliminate 280G Excise-Tax Gross Up

The May 3, 2021 amendments to the above-mentioned executive employment agreements also made the following changes, which the Bancorp believes are important for shareholders to consider in connection with the Say on Pay Proposal:

●

The prior provisions of David Bochnowski’s employment agreement provided that, among other things, he would be entitled to certain tax gross-up payments in connection with any severance payments made upon a change of control. These tax gross-up payment provisions have been eliminated.

●

The amendment to David Bochnowski’s employment agreement also adds a provision that the payments or benefits to be made to Mr. Bochnowski under the agreement, when aggregated with any other “parachute payments” under Section 280G of the Internal Revenue Code (the “Code”), that becomes payable or accelerated due to a change of control will be reduced to the highest amount permissible under Sections 280G and 4999 of the Code. This provision is often referred to as a “280G cap.”

Additionally, it is important to note that the terms of Benjamin Bochnowski’s employment agreement currently provide for a 280G cap, and his employment agreement does not contain any change of control tax gross-up payment provisions.

As a result of the amendments described above, ISS now recommends a vote “FOR” the Say on Pay Proposal is warranted.

Additional Disclosures Regarding the Bancorp’s Executive Officer Compensation Program

As set forth in the Proxy Statement, the Bancorp’s Compensation and Benefits Committee has adopted a balanced approach to executive compensation, consistent with best practices, the Bancorp’s performance and strategic goals, and the interests of shareholders. We further believe the Bancorp’s executive officer compensation program is reasonable, is aligned with best practices in its industry, incorporates pay for performance, and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and the creation of shareholder value, without encouraging our executive officers to take unnecessary or excessive risks. Additionally, the Bancorp’s executive compensation practices are responsibly governed by the Compensation and Benefits Committee, which is comprised of independent directors, and by direct Board oversight.

The Board Recommends You Vote “FOR” the Say on Pay Proposal

Based on the information presented above, we believe that approval of the Say on Pay Proposal continues to be warranted and supported.

Kenneth V. Krupinski Should be Re-Elected to the Bancorp’s Board

In the Proxy Statement for the Annual Meeting, our Board unanimously recommends a vote “FOR” the election of the four Class III director nominees listed in the Proxy Statement at Proposal 1. Glass Lewis has, however, recommended that its clients “withhold” their votes for the election of current director and Class III nominee Kenneth V. Krupinski solely because of the current absence of a lead independent director (“Lead Director”) for the Bancorp’s Board. Mr. Krupinski is the Chairman of the Board’s Nominating and Corporate Governance Committee.

Under Glass Lewis’ proxy voting policy guidelines, Glass Lewis will recommend voting against the chair of a company’s governance committee where the company has neither an independent chair nor independent lead director. Glass Lewis stated it was recommending a withhold vote for Mr. Krupinski for this reason. We also note that ISS has recommended that its clients vote “FOR” the re-election of Mr. Krupinski.

The Bancorp and its Board believe a strong, independent Board of Directors is in the best interests of the Bancorp’s shareholders and the company as a whole. The Board also believes in a strong and experienced Board leadership structure that balances a diversity of independent experience with the benefit provided to the Bancorp by involvement of an experienced member of the Board who has significant historical experience with the Bancorp and its business. To continue to ensure the preservation of good governance and further bolster the independence of the Board’s leadership structure, the Nominating and Corporate Governance Committee, under the leadership of Mr. Krupinski, has been actively evaluating the recommendation to the Board of the appointment of a Lead Director to, among other things, represent the shared understanding of the Board’s independent directors, as well as facilitate the consideration of matters and actions taken by the non-employee, independent directors. Numerous additional Board members also have been active in the evaluation of this issue. Mr. Krupinski has been instrumental in pursuing the initiative to appoint a Lead Director. As a result, the Board believes Mr. Krupinski’s efforts should be recognized, most appropriately with his re-election to the Board.

Mr. Krupinski has served as a director of the Bancorp since 2003, and he is the retired past President of an accounting firm and was a CPA for 43 years. He is also actively involved in the Bank’s community. Mr. Krupinski’s extensive accounting background brings a depth of knowledge, experience, and business acumen to the Board, which enables him to provide value in his role as the Chair of the Nominating and Corporate Governance Committee, and as a member of the Bancorp’s Risk Management and Audit Committee, the Executive Committee, the Credit Committee, and the Wealth Management Committee. Mr. Krupinski is a key building block in the Bancorp’s continuous efforts to achieve and maintain a strong corporate governance platform. As a result, the Board strongly believes Mr. Krupinski should be re-elected to the Board.

We also strongly believe that our Board membership reflects strong skills, leadership, experience, and diversity, and therefore, we believe the failure to re-elect Mr. Krupinski would be significantly detrimental to the Bancorp and would not further good corporate governance.  The Board encourages you to read the Proxy Statement to gain further insight into the skills and unique experiences of Mr. Krupinski.

As a result, the Board continues to unanimously recommend that shareholders vote “FOR” all the proposals set forth in the Proxy Statement, including the re-election of Kenneth V. Krupinski and all the other directors stated therein, as well as Proposal 3, the Say on Pay Proposal.

We also welcome the opportunity to speak with you. Please contact Leane E. Cerven, our Executive Vice President, Chief Risk Officer, General Counsel and Corporate Secretary, at (219) 853-7082 or lcerven@ibankpeoples.com to discuss any of these points or our program generally.

If you have already voted your shares and wish to change your vote, you may do so by (1) notifying the Bancorp’s Corporate Secretary (Leane E. Cerven, 9204 Columbia Avenue, Munster, Indiana 46321) in writing, (2) delivering a later-dated proxy, or (3) attending the Annual Meeting online and voting electronically (attendance at the online meeting will not, by itself, revoke a proxy).

Sincerely,

/s/ Donald P. Fesko

Donald P. Fesko
Chairman, Compensation and Benefits Committee

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